As filed with the Securities and Exchange Commission on July 16, 2001
                                                  Registration No. [___]-[_____]
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                         THE FIRST AMERICAN CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

             California                                         95-1068610
    (State or Other Jurisdiction                             (I.R.S. Employer
  of Incorporation or Organization)                       Identification Number)

                              1 First American Way
                        Santa Ana, California 92707-5913
                                 (714) 800-3000
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)


          Mark R Arnesen, Esq.                            With Copy to:
                Secretary                               Neil W. Rust, Esq.
          1 First American Way                           White & Case LLP
    Santa Ana, California 92707-5913                   633 West Fifth Street
            (714) 800-3000                        Los Angeles, California 90071
   (Name, Address, Including Zip Code, and               (213) 620-7700
  Telephone Number, Including Area Code, of
          Agent For Service)

              Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: / X /

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.
/ /

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         CALCULATION OF REGISTRATION FEE

=========================== ===================== ======================= ===================== =======================

                                                        Proposed              Proposed
  Title of Each Class of                              Maximum  Per            Maximum
     Securities To Be           Amount To Be         Aggregate Price          Aggregate             Amount of
        Registered               Registered             Per Unit            Offering Price      Registration Fee(1)
--------------------------- --------------------- ----------------------- --------------------- -----------------------
    4.50% Senior                $210,000,000               100%               $210,000,000             $52,500
   Convertible
 Debentures Due 2008
--------------------------- --------------------- ----------------------- --------------------- -----------------------

    Common shares,              7,500,000(2)               N/A                    N/A                    N/A
  $1.00 par value per
        share
=========================== --------------------- ----------------------- --------------------- =======================

          Total                                                                                       $52,500(3)
=========================== ===================== ======================= ===================== =======================

(1) The common shares registered hereunder are issuable upon conversion of the senior convertible debentures registered hereunder. Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the common shares issuable upon conversion of the exercise of the conversion privilege.

(2) Plus such additional indeterminate number of shares as may become issuable upon conversion of the senior convertible debentures registered hereunder by means of adjustment to the conversion price applicable thereto.

(3) Pursuant to Rule 457(p) of the Securities Act of 1933, this registration fee is to be offset by the $52,800.00 registration fee paid by the applicant for the Registration Statement on Form S-3 initially filed by The First American Corporation on August 14, 2000 with registration number 333-43676, as amended September 15, 2000, September 20, 2000 and October 4, 2000.




================================================================================
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registation statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                      Subject to completion, dated July 16, 2001

PROSPECTUS

                              [First American Logo]

                         THE FIRST AMERICAN CORPORATION

                          ----------------------------

                        $210,000,000 Principal Amount of
                  4.50% Senior Convertible Debentures Due 2008
                   (Interest Payable April 15 and October 15)

                          ----------------------------

                          ----------------------------

                             7,500,000 Common Shares
                             (subject to adjustment)

                          ----------------------------

          On April 24, 2001, we issued and sold $210,000,000 principal amount of our 4.50% senior convertible debentures due 2008 in a private offering. The initial purchasers of the senior convertible debentures subsequently transferred their senior convertible debentures to various other holders. In connection with the private offering, we agreed to register the senior convertible debentures and the common shares into which the senior convertible debentures are convertible to facilitate secondary trading by these holders, who we refer to as selling securityholders. This prospectus is part of a registration statement that fulfills that obligation. All securities offered by this prospectus are offered by selling securityholders. The principal terms of the senior convertible debentures include the following:

     o Aggregate  Principal  Amount:    $210,000,000
     o Interest Rate:                   4.50% per year
     o Maturity Date:                   April 15, 2008, unless earlier redeemed
     o Conversion Rate:                 $28.00 in principal amount per
                                        common share, for a total of
                                        7,500,000 common shares
                                        (subject to adjustment)

In addition, at certain times and under certain circumstances some or all of the senior convertible debentures may be redeemed by us and upon a change in control of The First American Corporation, holders of the senior convertible debentures will have the right to require us to repurchase the senior convertible debentures. You can find a more extensive description of the senior convertible debentures beginning on page __.

          The senior convertible debentures are not secured and are senior to all of our existing or future indebtedness that is by its terms expressly subordinated to the senior convertible debentures. The senior convertible debentures will rank equally with all of our senior unsecured indebtedness, including approximately $99,504,000 of 7.55% senior debentures maturing in 2028, but will be effectively subordinate to the indebtedness of our subsidiaries. The senior convertible debentures do not restrict us or our subsidiaries from incurring additional debt.

          The senior convertible debentures have been designated eligible for trading on the Private Offerings, Resales and Trading through Automated Linkages, or PORTAL, Market. However, any senior convertible debentures sold under this prospectus will no longer trade in the PORTAL Market. Our common shares are traded on the New York Stock Exchange under the trading symbol "FAF." The securities offered by this prospectus may be offered in negotiated transactions or otherwise, at negotiated prices or at the market prices prevailing at the time of sale.

                              --------------------

                  YOU SHOULD READ CAREFULLY THE "RISK FACTORS"
                      BEGINNING ON PAGE ___ BEFORE DECIDING
    WHETHER TO INVEST IN OUR SENIOR CONVERTIBLE DEBENTURES OR COMMON SHARES.
                              --------------------


--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------



                      This prospectus is dated      , 2001

                                TABLE OF CONTENTS



             Prospectus Summary.....................................

             Risk Factors...........................................

             Ratio of Earnings to Fixed Charges.....................

             Use of Proceeds........................................

             Description of Senior Convertible Debentures...........

             Description of Capital Stock...........................

             Selling Securityholders................................

             Plan of Distribution...................................

             About this Prospectus..................................

             Documents Incorporated by Reference....................

             Special Note of Caution Regarding
                Forward-Looking Statements..........................

             Legal Matters..........................................

             Experts................................................

                               PROSPECTUS SUMMARY

         This summary highlights information described more fully elsewhere in this prospectus. It may not contain all the information you should consider before investing in our senior convertible debentures or common shares. You should read this entire prospectus and the registration statement of which this prospectus is a part before making an investment decision.

                         The First American Corporation

         We are a leading provider of business information, providing products and services in connection with the major economic events in a consumer's life. We provide information and related services in connection with:

     o    Getting a job

     o    Renting an apartment

     o    Buying a car

     o    Buying a house, boat or airplane

     o    Arranging a mortgage

     o    Opening or buying a business

     o    Retirement

The following is a list of our major products and services, categorized by business segment:

                          Title Insurance and Services
--------------------------------------------------------------------------------

 o  Equity loan services                  o  Subdivision title insurance
 o  Lender services                       o  1031 tax-deferred exchange services
 o  National/Commercial title insurance   o  Title and escrow systems
 o  Residential title insurance           o  Aircraft and vessel title insurance

                      Real Estate Information and Services
--------------------------------------------------------------------------------

 o Default management services            o Mortgage origination/servicing
 o Credit reporting and information          software systems
    management                            o Appraisal and property valuation
 o Residential and commercial real        o Property characteristic and
    estate tax reporting and                 valuation information
    valuation services                    o Title plant and document imaging
 o Flood determination and compliance        services
 o Mortgage document services
 o Field inspections

                        Consumer Information and Services
--------------------------------------------------------------------------------

 o Pre-employment screening               o Banking services
 o Resident screening                     o Consumer credit reports
 o Specialized credit reporting           o Home warranty
 o Sub-prime consumer information         o Investment services
 o Vehicle information and insurance      o Property and casualty insurance
    tracking
 o Trust services

         Our principal executive office is located at 1 First American Way, Santa Ana, California 92707-5913, and our telephone number is (714) 800-3000.

                        The Senior Convertible Debentures


Securities Offered........................  $210,000,000 in aggregate principal amount of 4.50% senior convertible debentures due 2008.  The senior convertible debentures are convertible into our common shares.  Each of our common shares includes a right to purchase a fraction of a Series A Participating
                                            Preferred Share under certain circumstances.  See "Description of
                                            Capital Stock--Rights to Purchase Preferred Shares."

Maturity..................................  April 15, 2008, unless earlier redeemed, repurchased or converted.

Interest Payment Dates....................  April 15 and October 15 of each year, beginning October 15, 2001.

Interest Rate.............................  4.50% per year, subject to adjustment under certain circumstances.
                                            See "Description of Senior Convertible Debentures--Interest."

Optional Conversion by Holders............  Holders may convert the senior convertible debentures into our common shares at any time prior to or on the first business day preceding
                                            April 15, 2008, unless previously redeemed or repurchased, initially at a conversion price of $28.00 per common share (equal to a conversion rate of 35.7143 shares per $1,000 principal amount of senior convertible debentures), subject to adjustment under certain circumstances. See "Description of Senior Convertible Debentures--Conversion
                                            Rights."

Optional Redemption by First
American..................................  On or after April 15, 2004, we may redeem some or all of the senior convertible debentures at the redemption prices, plus accrued and unpaid interest to but excluding the redemption date, set forth under
                                            "Description of Senior Convertible Debentures--Optional Redemption by
                                            First American."

Right of Holders to Require
Repurchase................................  Each holder of the senior convertible debentures may require us to repurchase some or all of the holder's senior convertible debentures at 100% of their principal amount plus accrued and unpaid interest in certain circumstances involving a change of control. See "Description of Senior Convertible Debentures--Repurchase at Option of Holders upon a Change of Control."

Form, Denomination and Registration.......  The senior convertible debentures have been issued in fully registered form in denominations of $1,000.

                                            Senior convertible debentures sold by the selling securityholders pursuant to the registration statement of which this prospectus forms a part will be represented by a global senior convertible debenture deposited with the trustee as custodian for The Depository
                                            Trust Company and registered in the name of Cede & Co., DTC's nominee.
                                            Investors may hold their interests in the global senior convertible debenture directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.

                                            Investors who purchase senior convertible debentures in offshore transactions in reliance on Regulation S under the Securities Act may hold their interests in the global senior convertible debenture directly


                                                                               2



                                            through the Euroclear System and Clearstream Banking, if
                                            they are participants in these systems, or indirectly through organizations that are participants in these systems. Euroclear and/or
                                            Clearstream hold interests in the global senior convertible debenture on behalf of their participants through their respective
                                            depositaries, which in turn hold the interests in the global senior convertible debenture in customers' securities accounts in the depositaries' names on the books of DTC.

                                            See "Description of Senior Convertible Debentures--Form,
                                            Denomination and Registration."

Use of Proceeds...........................  We will not receive any of the proceeds from the sale of the securities covered by this prospectus.

Absence of a Public Market for the
Senior Convertible Debentures.............  The senior convertible debentures are new securities. We cannot assure you that any active or liquid market will develop or be sustained for the senior convertible debentures. See "Plan of
                                            Distribution."

Trading...................................  The senior convertible debentures have been declared eligible for trading in the Private Offerings, Resales and Trading through
                                            Automated Linkages market, known as PORTAL.  However, any senior convertible debentures sold under this prospectus will no longer trade in the PORTAL market.

NYSE Symbol for Our Common
Shares....................................  Our common shares are traded on the New York Stock Exchange under the trading symbol "FAF."


                                  RISK FACTORS

         You should carefully consider the risks described below and other information contained in this prospectus and the registration statement of which this prospectus is a part before making an investment decision. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our securities could decline, and you might lose all or part of your investment.

          Our revenues may decline during periods when the demand for our products decreases

         Our revenues derived from real-estate related products decrease as the number of real estate transactions in which our products are purchased decreases. We have found that the number of real estate transactions in which our products are purchased decreases in the following situations:

         o    when mortgage rates are high;

         o    when the mortgage fund supply is limited; and

         o    when the United States economy is weak.

         We believe that this trend will recur.

As a holding company, we depend on distributions from our subsidiaries, and if distributions from our subsidiaries are materially impaired, our ability to pay interest on or repay principal of the senior convertible debentures and to declare and pay dividends on our common shares may be adversely affected

         We are a holding company whose primary assets are the securities of our operating subsidiaries. Our ability to pay interest on and repay principal of the senior convertible debentures and to pay dividends on our common shares is dependent on the ability of our subsidiaries to pay dividends or repay funds to us. If our operating subsidiaries are not able to pay dividends or repay funds to us, we may not be able to pay interest or repay principal on the senior convertible debentures or declare and pay dividends on our common shares. Moreover, pursuant to insurance and other regulations under which our insurance subsidiaries operate, the amount of dividends, loans and advances available to us from our regulated subsidiaries is limited. Under such regulations, the maximum amount of dividends, loans and advances available to us from our insurance subsidiaries in 2001 is $138.2 million.

As we are a holding company, the senior convertible debentures will effectively be junior to all prior claims of creditors of our subsidiaries

         Our status as a shareholder of our subsidiaries means that we will be subject to the prior claims of creditors of our subsidiaries, except to the extent that we have a claim as a creditor. For example, we would be a creditor of a subsidiary if we make a loan to that subsidiary. As a result, the senior convertible debentures will effectively be junior to all existing and future liabilities and obligations of our subsidiaries and you should look only to the assets of our company for payments on the senior convertible debentures. As of December 31, 2000, our subsidiaries had liabilities and obligations of approximately $1.07 billion to creditors other than us.

Changes in government regulation could prohibit or limit our operations

         Our title insurance, property and casualty insurance, home warranty, thrift, trust and investment businesses are regulated by various governmental agencies. Many of our other businesses operate within statutory guidelines. Changes in the applicable regulatory environment or statutory guidelines could prohibit or restrict our existing or future operations. Such restrictions may adversely affect our financial performance.

Current legal proceedings may have a material adverse effect on our financial condition or results of operations

         On May 19, 1999, the State of California and the controller and insurance commissioner of the State of California filed a class action suit in the state court in Sacramento. Initially, the action sought to certify as a class of defendants all title and escrow companies doing business in California from 1970 to the present, including certain of our subsidiaries. The plaintiffs allege that the defendants:

         o failed to give unclaimed property to the State of California on a timely basis;

         o charged California home buyers and other escrow customers fees for services that were never performed or which cost less than the amount charged; and

         o devised and carried out schemes, known as earnings credits, with financial institutions to receive interest on escrow funds deposited by defendants with financial institutions in demand deposits.

         Since the initial filing of the suit, the California Attorney General's Office, on behalf of the State, the controller and the insurance commissioner, indicated that it would not seek to certify a class of defendants, but would instead amend its suit to name an unspecified number of title underwriters and underwritten title companies. To date, the Attorney General has neither amended the suit, nor to our knowledge taken steps to progress with it, including the service of process on any party. The Attorney General, however, has entered into settlement discussions with various title insurance underwriters, including certain of our subsidiaries. Additionally, the Attorney General indicated that it will address issues pertaining to escheat obligations through routine audits conducted by the controller's office, rather than through litigation.

         Subsequent to the filing of this lawsuit, First American Title Insurance Company, a subsidiary of ours, was named and served as a defendant in two private class actions in California courts. The allegations in those actions include some, but not all, of the allegations contained in the lawsuit discussed above. The private class actions independently seek injunctive relief, attorneys' fees, damages and penalties in unspecified amounts. One of the private class actions has been dismissed. The remaining private class action has not progressed beyond limited document production.

         An adverse decision in these lawsuits may have a material adverse effect on our financial condition or results of operations.

Certain provisions of our charter and our rights plan may make a takeover of us difficult even if such takeover could be beneficial to some of our shareholders

         Our restated articles of incorporation authorize the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board is empowered, without further shareholder action, to issue shares or series of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights, including the ability to receive dividends, of our common shareholders. The issuance of such preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. In conjunction with the rights plan discussed below, we have authorized the issuance of our Series A Junior Participating Preferred Shares. Although we have no present intention of issuing any additional shares or series of preferred stock, we cannot guarantee that we will not make such an issuance in the future.

         We have adopted a rights plan which could, alone or in combination with our restated articles of incorporation, discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to our shareholders for their common shares.

Our ability to repurchase the senior convertible debentures upon a change of control may be limited

          In certain circumstances involving a change of control, you may require us to repurchase some or all of your senior convertible debentures. We cannot assure you that we will have sufficient financial resources at such time or would be able to arrange financing to pay the repurchase price of the senior convertible debentures. Our ability to repurchase the senior convertible debentures in such event may be limited by law or by the terms of such agreements as we may enter into from time to time. We may be required to refinance our other debts or incur new debts in order to make such payments.

You may not be able to sell your senior convertible debentures

         The senior convertible debentures are not currently traded on any securities exchange. Although the senior convertible debentures have been declared eligible for trading in the PORTAL market, any senior convertible debentures sold under this prospectus will no longer trade in the PORTAL market. We cannot predict whether an active trading market for the senior convertible debentures will develop or be sustained. If an active market for the senior convertible debentures fails to develop or be sustained, the trading price of the senior convertible debentures could fall. If an active trading market were to develop, the senior convertible debentures could trade at prices that may be lower than the initial offering price. Whether or not the senior convertible debentures trade at lower prices depends on many factors, including:

         o     prevailing interest rates;

         o     the markets for similar securities;

         o     general economic conditions; and

         o our financial condition, historical financial performance and future prospects.


                       RATIO OF EARNINGS TO FIXED CHARGES

         Our consolidated ratio of earnings to fixed charges is set forth below for each of the periods indicated:

                                                                                                    Three Months
                                                      Year Ended December 31                       Ended March 31
                                        1996        1997         1998       1999       2000             2001
                                        ----        ----         ----       ----       ----             ----


Earnings to Fixed Charges........       5.80        5.25         9.95       4.59       3.72             3.70


         For purposes of computing the ratio of earnings to fixed charges, earnings represent net income before cumulative effect of a change in accounting principle plus applicable income taxes, minority interests and fixed charges. Fixed charges represent interest expense, capitalized interest and the interest factor of rent expense.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the securities covered by this prospectus.


                  DESCRIPTION OF SENIOR CONVERTIBLE DEBENTURES

         We have issued the senior convertible debentures under an indenture between us and Wilmington Trust Company, as trustee. The terms of the senior convertible debentures include those provided in the indenture and those provided in the registration rights agreement, which we have entered into with the initial purchasers.

         The following description is only a summary of the material provisions of the senior convertible debentures, the indenture and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of these senior convertible debentures. You may request copies of these documents at our address set forth under the caption "Prospectus Summary" above.

         When we refer to First American in this section, we refer only to The First American Corporation, a corporation organized under the laws of California, and not its subsidiaries.

Brief Description of the Senior Convertible Debentures

          The senior convertible debentures are:

          o    limited to $210,000,000;

          o    general unsecured senior obligations;

          o convertible into our common shares at a conversion price of $28.00 per share, subject to adjustment as described under "--Conversion Rights";

          o redeemable at our option in whole or in part beginning on April 15, 2004 upon the terms and at the redemption prices set forth under "--Optional Redemption by First American," plus accrued and unpaid interest;

          o subject to repurchase by us at your option if a change of control of First American, as described under "--Repurchase at Option of Holders upon a Change of Control" below, occurs; and

          o due on April 15, 2008, unless earlier redeemed by us at our option or converted or repurchased by us at your option.

          The indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring other indebtedness or issuing or repurchasing our other securities. The indenture also does not protect you in the event of a highly leveraged transaction or a change of control of First American except to the extent described under "--Repurchase at Option of Holders upon a Change of Control" below.

          You may present definitive senior convertible debentures for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which will initially be the office or agency of the trustee or its correspondent in New York City. For information regarding conversion, registration of transfer and exchange of the global senior convertible debenture, see "--Form, Denomination and Registration."

Interest

          The senior convertible debentures bear interest from April 24, 2001 at the rate of 4.50% per year, subject to adjustment upon the occurrence of a Reset Transaction. See "--Interest Rate Adjustments" below. We will pay interest semiannually in arrears on April 15 and October 15 of each year to the holders of record at the close of business on the preceding April 1 and October 1, respectively, beginning October 15, 2001. There are two exceptions to the preceding sentence:

          (1) In general, we will not pay interest accrued and unpaid on any senior convertible debenture that is converted into our common shares. See "--Conversion Rights." Consequently, if a holder of senior convertible debentures converts after a record date for an interest payment but prior to the corresponding interest payment date, it will receive on the interest payment date interest accrued and unpaid on such senior convertible debentures, notwithstanding the conversion of such senior convertible debentures prior to such interest payment date, because such holder will have been the holder of record on the corresponding record date. However, at the time such holder surrenders such senior convertible debentures for conversion, it must pay us an amount equal to the interest that has accrued and will be paid on the interest payment date. However, the preceding sentence does not apply if we call the senior convertible debentures for redemption, and the redemption date is after a record date for an interest payment but prior to the corresponding interest payment date and a holder chooses to convert such senior convertible debentures prior to the redemption date. In such case, the holder will not be required to pay us, at the time it surrenders such senior convertible debentures for conversion, the amount of interest on such senior convertible debentures it will receive on the interest payment date.

          (2) We will pay interest to a person other than the holder of record on the record date if we redeem the senior convertible debentures on a date that is after the record date and prior to the corresponding interest payment date. In this instance, we will pay interest accrued and unpaid on the senior convertible debentures being redeemed to but not including the redemption date to the same person to whom we pay the principal of such senior convertible debentures.

          Except as provided below, we will pay interest on:

          o the global senior convertible debenture to DTC in immediately available funds;

          o any definitive senior convertible debentures having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of these senior convertible debentures; and

          o any definitive senior convertible debentures having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds at the election of the holders of these senior convertible debentures.

          At maturity, we will pay interest on the definitive senior convertible debentures at our office or agency in New York City, which initially will be the office or agency of the trustee or its correspondent in New York City.

          We will pay principal and premium, if any, on:

          o the global senior convertible debenture to DTC in immediately available funds; and

          o any definitive senior convertible debentures at our office or agency in New York City, which initially will be the office or agency of the trustee or its correspondent in New York City.

          Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest Rate Adjustments

          If a Reset Transaction occurs, the interest rate will be adjusted to equal the Adjusted Interest Rate from the effective date of such Reset Transaction to, but not including, the effective date of any succeeding Reset Transaction.

          A "Reset Transaction" means:

          o a merger, consolidation or statutory share exchange to which the entity that is the issuer of the common shares into which the senior convertible debentures are then convertible is a party;

          o    a sale of all or substantially all the assets of that entity;

          o    a recapitalization of those common shares; or

          o a transaction or distribution described in clause (4) of the seventh paragraph under "--Conversion Rights" below, after the effective date of which transaction or distribution the senior convertible debentures would be convertible into:

               o shares of an entity the common stock of which had a dividend yield for the four fiscal quarters of such entity immediately preceding the public announcement of the transaction or distribution that was more than 2.5 percentage points higher than the dividend yield on our common shares (or other common stock then issuable upon conversion of the senior convertible debentures) for the four fiscal quarters preceding the public announcement of the transaction or distribution; or

               o shares of an entity that announces a dividend policy prior to the effective date of the transaction or distribution which policy, if implemented, would result in a dividend yield on that entity's common stock for the next four fiscal quarters that would result in such a 2.5 percentage point increase over the dividend yield on our common shares (or other common stock then issuable upon conversion of the senior convertible debentures) for the four fiscal quarters preceding such announcement.

          The "Adjusted Interest Rate" with respect to any Reset Transaction will be the rate per year that is the arithmetic average of the rates quoted by two dealers engaged in the trading of convertible securities selected by us or our successor as the rate at which interest should accrue so that the fair market value, expressed in dollars, of a senior convertible debenture immediately after the later of:

     o    the public announcement of the Reset Transaction; or

     o the public announcement of a change in dividend policy in connection with the Reset Transaction,

will most closely equal the average Trading Price of a senior convertible debenture for the 20 trading days preceding the date of public announcement of the Reset Transaction. However, the Adjusted Interest Rate will not be less than 4.50% per year.

          For purposes of the definition of Reset Transaction, the dividend yield on any security for any period means the dividends paid or proposed to be paid pursuant to an announced dividend policy on the security for that period divided by, if with respect to dividends paid on that security, the average Trading Price of the security during that period and, if with respect to dividends proposed to be paid on the security, the Trading Price of such security on the effective date of the related Reset Transaction.

          The "Trading Price" of a security on any date of determination means:

          o the closing sale price (or, if no closing sale price is reported, the last reported sale price) of a security (regular way) on the New York Stock Exchange on that date;

          o if that security is not listed on the NYSE on that date, the closing sale price as reported on that date by the Nasdaq National Market;

          o if that security is not listed on the NYSE and not quoted on the Nasdaq National Market on that date, the closing sale price as reported on that date in the composite transactions for the principal U.S. securities exchange on which that security is listed;

          o if that security is not so reported, the last price quoted by Interactive Data Corporation for that security on that date or, if Interactive Data Corporation is not quoting such price, a similar nationally recognized quotation service selected by us;

          o if that security is not so quoted, the average of the mid-point of the last bid and ask prices for that security on that date from at least two dealers recognized as market-makers for that security selected by us for this purpose; or

          o if that security is not so quoted, the average of that last bid and ask prices for that security on that date from a dealer engaged in the trading of convertible securities selected by us for this purpose.


Conversion Rights

          You may convert any outstanding senior convertible debentures (or portions of outstanding senior convertible debentures) into our common shares, initially at the conversion price of $28.00 per share (equal to a conversion rate of 35.7143 shares per $1,000 principal amount of senior convertible debentures). The conversion price is, however, subject to adjustment as described below. You will not receive fractional common shares upon conversion of senior convertible debentures. Instead, we will pay a cash adjustment based upon the Trading Price of our common shares on the business day immediately preceding the conversion date. You may convert the senior convertible debentures only in denominations of $1,000 and whole multiples of $1,000.

          You may exercise conversion rights at any time prior to the close of business on the business day preceding the maturity date of the senior convertible debentures. However, if you are a holder of senior convertible debentures that have been called for redemption, you must exercise your conversion rights prior to the close of business on the second business day preceding the redemption date, unless we default in payment of the redemption price. In addition, if you have exercised your right to require us to repurchase your senior convertible debentures because a change of control has occurred, you may convert your senior convertible debentures into our common shares only if you withdraw your notice and convert your senior convertible debentures prior to the close of business on the business day immediately preceding the change of control repurchase date.

          Except as provided below, if you convert your senior convertible debentures into our common shares on any day other than an interest payment date, you will not receive any interest that has accrued on those senior convertible debentures. By delivering to the holder the number of common shares issuable upon conversion, determined by dividing the principal amount of the senior convertible debentures being converted by the conversion price, together with a cash payment, if any, in lieu of fractional shares, we will satisfy our obligation with respect to the senior convertible debentures. That is, accrued but unpaid interest will be deemed to be forfeited. If you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on the interest payment date interest accrued and unpaid on such senior convertible debentures, notwithstanding the conversion of such senior convertible debentures prior to such interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender such senior convertible debentures for conversion, you must pay us an amount equal to the interest that has accrued and will be paid on the senior convertible debentures being converted on the interest payment date. However, the preceding sentence does not apply to senior convertible debentures that have been converted after being called by us for redemption. Accordingly, if we call your senior convertible debentures for redemption, and the redemption date is after a record date for an interest payment but prior to the corresponding interest payment date and you choose to convert your senior convertible debentures prior to the redemption date, you will not be required to pay us at the time you surrender such senior convertible debentures for conversion the amount of interest on such senior convertible debentures you will receive on the date that has been fixed for redemption. Furthermore, if we call your senior convertible debentures for redemption on a date that is prior to a record date for an interest payment date, and prior to the redemption date you choose to convert your senior convertible debentures, you will receive on the date that has been fixed for redemption the amount of interest you would have received if you had not converted your senior convertible debentures.

          You will not be required to pay any taxes or duties relating to the issuance or delivery of our common shares if you exercise your conversion rights, but you will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common shares in a name other than yours. Certificates representing common shares will be issued or delivered only after all applicable taxes and duties, if any, payable by you have been paid.

          To convert interests in the global senior convertible debenture, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. If application has been made to make the underlying common shares eligible for trading on Euroclear or Clearstream, the normal operating procedures of Euroclear or Clearstream, as applicable, shall be followed. To convert a definitive senior convertible debenture, you must:

          o complete the conversion notice on the back of the senior convertible debenture (or a facsimile thereof);

          o deliver the completed conversion notice and the senior convertible debentures to be converted to the specified office of the conversion agent;

          o pay all funds required, if any, relating to interest on the senior convertible debentures to be converted to which you are not entitled, as described in the second preceding paragraph; and

          o pay all taxes or duties, if any, as described in the preceding paragraph.

          The conversion date will be the date on which all of the foregoing requirements have been satisfied. The senior convertible debentures will be deemed to have been converted immediately prior to the close of business on the conversion date. A certificate for the number of common shares into which the senior convertible debentures are converted (and cash in lieu of any fractional shares) will be delivered as soon as practicable on or after the conversion date.

          We will adjust the initial conversion price for certain events, including:

     (1) issuances of our common shares as a dividend or distribution on our common shares;

     (2)  certain subdivisions, splits and combinations of our common shares;

     (3) issuances to all holders of our common shares of rights or warrants to purchase our common shares (or securities convertible into our common shares) at less than (or having a conversion price per share less than) the current market price (calculated as provided in the indenture) of our common shares, other than pursuant to our existing rights plan referred to in "Description of Capital Stock--Rights to purchase preferred shares";

     (4) distributions to all holders of our common shares of shares of our capital stock (other than our common shares), evidences of our indebtedness or assets (including securities, but excluding:

          (a)  the rights and warrants referred to in clause (3) above,

          (b) any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph, or

          (c)  any dividends or distributions paid exclusively in cash);

     (5) distributions consisting exclusively of cash to all holders of our common shares to the extent that such distributions, combined together with:

          (a) all other such cash distributions made within the preceding 12 months for which no adjustment has been made, plus

          (b) any cash and the fair market value of other consideration paid for any tender offers by us or any of our subsidiaries for our common shares expiring within the preceding 12 months for which no adjustment has been made, exceed 10% of our market capitalization on the record date for such distribution; market capitalization is the product of the then current market price of our common shares times the number of our common shares then outstanding; and

     (6) purchases of our common shares pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves an aggregate consideration that, together with:

          (a) any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common shares expiring within the 12 months preceding such tender offer for which no adjustment has been made, plus

          (b) the aggregate amount of any all-cash distributions referred to in clause (5) above to all holders of our common shares within 12 months preceding the expiration of tender offer for which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

          We will not make an adjustment in the conversion price unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made. Except as stated above, we will not adjust the conversion price for the issuance of our common shares or any securities convertible into or exchangeable for our common shares or carrying the right to purchase any of the foregoing.

          If we:

          o reclassify or change our common shares (other than changes resulting from a subdivision, split or combination); or

          o consolidate or combine with or merge into any person, or sell or convey to another person all or substantially all of our property and assets, or liquidate, dissolve or wind up,

and the holders of our common shares receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common shares, the holders of the senior convertible debentures may convert the senior convertible debentures into the consideration they would have received if they had converted their senior convertible debentures immediately prior to such reclassification, change, consolidation, combination, merger, sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

          If we distribute shares of capital stock of a subsidiary of ours, the conversion price will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common shares, in each case over a measurement period following the distribution.

          The conversion price at which, and the property or assets into which, the senior convertible debentures are convertible after an adjustment described in this section "--Conversion Rights" will be subject to further adjustment in the same manner when subsequent events of the type described in this section occur.

          If a taxable distribution to holders of our common shares or other transaction occurs which results in any adjustment of the conversion price, you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common shares.

          We may from time to time, to the extent permitted by law, reduce the conversion price of the senior convertible debentures by any amount for any period of at least 20 days. In that case, we will give at least 15 days' notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common shares resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Optional Redemption by First American

          We may not redeem the senior convertible debentures in whole or in part at any time prior to April 15, 2004. At any time on or after April 15, 2004, we may redeem some or all of the senior convertible debentures on at least 20 but not more than 60 days' notice, at the following redemption prices (expressed in percentages of the principal amount).

                                                                    Redemption
     During the Twelve Months Commencing                              Price
     -----------------------------------                              -----
     April 15, 2004........................................          102.250%
     April 15, 2005........................................          101.500%
     April 15, 2006........................................          100.750%
     April 15, 2007........................................          100.000%


          In addition, we will pay interest on the senior convertible debentures being redeemed, including those senior convertible debentures which are converted into our common shares after the date the notice of the redemption is mailed and prior to the redemption date. This interest will include interest accrued and unpaid to, but excluding, the redemption date. If the redemption date is an interest payment date, we will pay the interest to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the redemption price.

          If we do not redeem all of the senior convertible debentures, the trustee will select the senior convertible debentures to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any senior convertible debentures are to be redeemed in part only, we will issue a new senior convertible debenture or senior convertible debentures equal in principal amount to the unredeemed principal portion thereof. If a portion of your senior convertible debentures is selected for partial redemption and you convert a portion of your senior convertible debentures, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase at Option of Holders upon a Change of Control

          If a change of control occurs, you will have the right to require us to repurchase all of your senior convertible debentures not previously called for redemption, or any portion of those senior convertible debentures that is equal to $1,000 or a whole multiple of $1,000. The repurchase price of a senior convertible debenture will be equal to 100% of its principal amount plus accrued and unpaid interest.

          Payment of the purchase price for a senior convertible debenture for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the senior convertible debenture, together with necessary endorsements, to the paying agent, who initially is Wilmington Trust Company, at any time after delivery of the purchase notice. Payment of the purchase price for the senior convertible debenture will be made promptly following the later of the purchase date or the time of delivery of the senior convertible debenture.

          Holders may surrender a senior convertible debenture for purchase by us by means of book entry delivery in accordance with the provisions set forth in the indenture and the regulations of DTC. A senior convertible debenture will be considered to have been surrendered to a paying agent upon receipt by such paying agent of a copy of an irrevocable notice given by DTC to the holder of the certificate corresponding to such senior convertible debenture instructing it to deliver such certificate to the relevant registrar for cancellation.

          If the paying agent holds money or securities sufficient to pay the purchase price of the senior convertible debenture on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the senior convertible debenture will cease to be outstanding and interest on such senior convertible debenture will cease to accrue, whether or not the senior convertible debenture is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the senior convertible debenture.

          No senior convertible debentures may be purchased at the option of holders if there has occurred and is continuing an Event of Default with respect to the senior convertible debentures described under "--Events of Default" other than a default in the payment of the purchase price with respect to such senior convertible debentures.

          Within 30 days after the occurrence of a change of control, we are required to give you notice of the occurrence of the change of control and of your resulting repurchase right. The repurchase date is 30 days after we give notice of a change of control.

          To exercise the repurchase right, you must deliver, prior to the close of business on the business day immediately preceding the repurchase date, written notice to the trustee of your exercise of your repurchase right.

          The repurchase notice given by each holder electing to require us to repurchase senior convertible debentures must state:

          o the certificate numbers of the holder's senior convertible debentures to be delivered for purchase;

          o the portion of the principal amount of senior convertible debentures to be purchased, which must be $1,000 or an integral multiple of $1,000; and

          o that the senior convertible debentures are to be purchased by us pursuant to the applicable provisions of the senior convertible debentures.

          You may withdraw a repurchase notice by delivering to the paying agent a notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date.

          The notice of withdrawal must state:

          o the principal amount of senior convertible debentures being withdrawn;

          o the certificate numbers of the senior convertible debentures being withdrawn; and

          o the principal amount, if any, of the senior convertible debentures that remains subject to the repurchase notice.

          A "change of control" will be deemed to have occurred at such time after the original issuance of the senior convertible debentures when any of the following has occurred:

          o the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries, or any of our employee benefit plans (except that such person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); or

          o the first day on which a majority of the members of the board of directors of First American are not continuing directors or directors nominated by continuing directors; or

          o our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction.

          However, a change of control will be deemed not to have occurred if:

     (1) at least 90% of the consideration in the transaction or transactions constituting a change of control consists of securities traded or to be traded immediately following such change of control on a national securities exchange or the Nasdaq National Market and, as a result of such transaction or transactions, the senior convertible debentures become convertible solely into such security; or

     (2) the closing sale price per share of our common shares for any five trading days within:

          o the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first clause under the definition of "change of control" above; or

          o the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under the second clause under the definition of "change of control" above, equals or exceeds 110% of the conversion price of the senior convertible debentures in effect on each such trading day. Beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the

Exchange Act. The term "person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

          In connection with any purchase offer, we will:

          o comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

          o file Schedule TO or any other required schedule under the Exchange Act.

          We may, to the extent permitted by applicable law, at any time purchase the senior convertible debentures in the open market or by tender at any price or by private agreement. Any senior convertible debenture so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any senior convertible debentures surrendered to the trustee may not be reissued or resold and will be canceled promptly.

          The change of control feature of the senior convertible debentures may in certain circumstances make more difficult or discourage a takeover of First American and thus, the removal of incumbent management. The repurchase right is not the result of our knowledge of any effort to accumulate any common shares or to obtain control of First American by means of a merger, tender offer, solicitation or otherwise, or part of a plan by us to adopt a series of anti-takeover provisions. Instead, this right is the result of negotiations between us and the initial purchasers.

          The foregoing provisions would not necessarily protect holders of the senior convertible debentures if highly leveraged or other transactions involving us occur that may adversely affect holders.

          Our ability to repurchase senior convertible debentures upon the occurrence of a change of control is subject to important limitations. The occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of debt that we have or may incur in the future. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the senior convertible debentures that might be delivered by holders of senior convertible debentures seeking to exercise the repurchase right. Any failure by us to repurchase the senior convertible debentures when required following a change of control would result in an event of default under the indenture. Any such default may, in turn, cause a default under other debt of ours that we may incur in the future.

Ranking

          The senior convertible debentures will be unsecured and will rank senior to all of our existing or future indebtedness that is by its terms expressly subordinated to the senior convertible debentures. The senior convertible debentures will rank equally with all of our other indebtedness, including approximately $99,504,000 of 7.55% senior debentures maturing 2028.

          The senior convertible debentures will be effectively subordinated to all existing and future liabilities and obligations of our subsidiaries and holders of the senior convertible debentures should look only to the assets of First American for payments on the senior convertible debentures. The indenture does not limit the amount of indebtedness or other liabilities our subsidiaries may incur. Our ability to make required interest, principal, repurchase, cash conversion or redemption payments on the senior convertible debentures may be impaired as a result of the obligations of our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the senior convertible debentures or to make any funds available therefor, whether by dividends, loans or other payments. Any right we have to receive assets of any of our subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the senior convertible debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that we are ourselves recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. At December 31, 2000, our subsidiaries had aggregate liabilities and obligations of approximately $1.07 billion net of intercompany indebtedness.

Events of Default

          Each of the following constitutes an event of default under the indenture:

     (1) our failure to pay when due the principal of or premium, if any, on any of the senior convertible debentures at maturity, upon redemption or exercise of a repurchase right or otherwise;

     (2) our failure to pay an installment of interest on any of the senior convertible debentures for 30 days after the date when due;

     (3) our failure to perform or observe any other term, covenant or agreement contained in the senior convertible debentures or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the senior convertible debentures then outstanding;

     (4) we or any of our subsidiaries fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Indebtedness aggregating $25 million or more, when and as the same shall become due and payable (beyond any applicable grace period expressly set forth in the documents governing such Indebtedness); or any event or condition occurs that results in any such Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

     (5) certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a significant subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a significant subsidiary.

          The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the senior convertible debentures notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the senior convertible debentures when due or in the payment of any redemption or repurchase obligation.

          If an event of default specified in clause (5) above occurs and is continuing, then automatically the principal of all the senior convertible debentures and the interest thereon will become immediately due and payable. If any other event of default occurs and is continuing (the default not having been cured or waived), the trustee or the holders of at least 25% in aggregate principal amount of the senior convertible debentures then outstanding may declare the principal amount of the senior convertible debentures due and payable together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of the senior convertible debentures by appropriate judicial proceedings. Such declaration may be rescinded or annulled either with the written consent of the holders of a majority in aggregate principal amount of the senior convertible debentures then outstanding or a majority in aggregate principal amount of the senior convertible debentures represented at a meeting at which a quorum (as specified under "--Modifications, Amendments and Meetings" below) is present, in each case upon the conditions provided in the indenture.

          The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of the senior convertible debentures before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the senior convertible debentures then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the senior convertible debentures then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

          We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

          "Indebtedness" of any person means, without duplication:

     (1) all obligations of such person for borrowed money or with respect to deposits or advances of any kind; and

     (2) all obligations of such person evidenced by bonds, debentures, notes or similar instruments (including surplus debentures or notes whether or not characterized as liabilities for purposes of generally accepted accounting principles or statutory accounting principles and non-perpetual preferred stock requiring redemption or repurchase and any option exercisable in respect thereof to the extent of such redemption or repurchase).

Consolidation, Merger or Assumption

          We may, without the consent of the holders of the senior convertible debentures, consolidate with, merge into or transfer all or substantially all of our assets to any other corporation organized under the laws of the United States or any of its political subdivisions provided that:

          o the surviving corporation assumes all our obligations under the indenture and the senior convertible debentures;

          o at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

          o    certain other conditions are met.

Modifications, Amendments and Meetings

          Changes Requiring Approval of Each Affected Holder

          The indenture (including the terms and conditions of the senior convertible debentures) cannot be modified or amended without the written consent or the affirmative vote of the holder of each senior convertible debenture affected by such change to:

          o change the maturity of the principal of or any installment of interest on that senior convertible debenture;

          o reduce the principal amount of, or any premium or interest, on that senior convertible debenture;

          o change the currency of payment of that senior convertible debenture or interest thereon;

          o impair the right to institute suit for the enforcement of any payment on or with respect to that senior convertible debenture;

          o modify our obligations to maintain an office or agency in New York City;

          o except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders upon a change of control or the conversion rights of holders of the senior convertible debentures;

          o modify the redemption provisions of the indenture in a manner adverse to the holders of the senior convertible debentures;

          o reduce the percentage in aggregate principal amount of the senior convertible debentures outstanding necessary to modify or amend the indenture or to waive any past default; or

          o reduce the percentage in aggregate principal amount of the senior convertible debentures outstanding required for the adoption of a resolution or the quorum required at any meeting of holders of the senior convertible debentures at which a resolution is adopted.


          Changes Requiring Majority Approval

          Except with respect to changes requiring approval of each affected holder, as discussed above, the indenture (including the terms and conditions of the senior convertible debentures) may be modified or amended either:

          o with the written consent of the holders of at least a majority in aggregate principal amount of the senior convertible debentures at the time outstanding; or

          o by the adoption of a resolution at a meeting of holders by at least a majority in aggregate principal amount of the senior convertible debentures represented at such meeting.


          Changes Requiring No Approval

          The indenture (including the terms and conditions of the senior convertible debentures) may be modified or amended by us and the trustee, without the consent of the holder of any senior convertible debenture, for the purposes of, among other things:

          o adding to our covenants for the benefit of the holders of the senior convertible debentures;

          o    surrendering any right or power conferred upon us;

          o providing for conversion rights of holders of the senior convertible debentures if any reclassification or change of our common shares or any consolidation, merger or sale of all or substantially all of our assets occurs;

          o providing for the assumption of our obligations to the holders of the senior convertible debentures in the case of a merger, consolidation, conveyance, transfer or lease;

          o reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of the senior convertible debentures;

          o complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

          o making any changes or modifications necessary in connection with the registration of the senior convertible debentures under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of the senior convertible debentures in any material respect;

          o curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of the senior convertible debentures in any material respect; or

          o adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of the senior convertible debentures.


          Meetings

          The indenture contains provisions for convening meetings of the holders of the senior convertible debentures to consider matters affecting their interests.

          Quorum

          The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the senior convertible debentures at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of the aggregate principal amount.

Satisfaction and Discharge

          We may satisfy and discharge our obligations under the indenture while the senior convertible debentures remain outstanding, subject to certain conditions, if:

          o all outstanding senior convertible debentures will become due and payable at their scheduled maturity within one year; or

          o all outstanding senior convertible debentures are scheduled for redemption within one year,

and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding senior convertible debentures on the date of their scheduled maturity or the scheduled date of redemption.

Governing Law

          The indenture and the senior convertible debentures will be governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

          Wilmington Trust Company, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the senior convertible debentures. The trustee and its affiliates provide, and may from time to time in the future provide, banking, trust and other services to us in the ordinary course of their business.

          We will be obligated to pay reasonable compensation to the trustee and to indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the senior convertible debentures. The trustee's claims for such payments will be senior to those of holders of the senior convertible debentures in respect of all funds collected or held by the trustee.

Form, Denomination and Registration

          Denomination and Registration

          The senior convertible debentures have been issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.


          Global Senior Convertible Debenture; Book-Entry Form

          We issued the senior convertible debentures sold in the United States in reliance on Rule 144A under the Securities Act, or in offshore transactions in reliance on Regulation S under the Securities Act in the form of a single, permanent global debenture in definitive, fully-registered form without interest coupons. The global senior convertible debenture has been deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC. The senior convertible debentures sold by the selling securityholders pursuant to the registration statement of which this prospectus forms a part will be represented by the global senior convertible debenture. Investors may hold their interests in the global senior convertible debenture directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.

          Investors who purchase senior convertible debentures in offshore transactions in reliance on Regulation S under the Securities Act may hold their interests in the global senior convertible debenture directly through the Euroclear System and Clearstream Banking, if they are participants in these systems, or indirectly through organizations that are participants in these systems. Euroclear and/or Clearstream hold interests in the global senior convertible debenture on behalf of their participants through their respective depositaries, which in turn hold the interests in the global senior convertible debenture in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A., is acting initially as depositary for Clearstream, and The Chase Manhattan Bank is acting initially as depositary for Euroclear.

          Except as set forth below, the global senior convertible debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

          DTC has advised us that it is:

          o a limited purpose trust company organized under the laws of the State of New York;

          o    a member of the Federal Reserve System;

          o a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

          o    a "clearing agency" registered pursuant to the provisions of
               Section 17A of the Exchange Act.

          DTC was created to hold securities of institutions that have accounts with DTC and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include:

          o    securities brokers and dealers;

          o    banks;

          o    trust companies;

          o    clearing corporations; and

          o    certain other organizations.

          Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

          Upon the issuance of the global senior convertible debenture, DTC credited, on its book-entry registration and transfer system, the respective principal amounts of the individual beneficial interests represented by the global senior convertible debenture to the accounts of participants. The accounts credited have been designated by the initial purchasers of the beneficial interests. Ownership of beneficial interests in the global senior convertible debenture is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global senior convertible debenture are shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and the participants (with respect to the owners of beneficial interests in the global senior convertible debenture other than participants).

          So long as DTC or its nominee is the registered holder and owner of the global senior convertible debenture, DTC or its nominee, as the case may be, will be considered the sole legal owner of the senior convertible debentures represented by the global senior convertible debenture for all purposes under the indenture and the senior convertible debentures. Except as set forth below, owners of beneficial interests in the global senior convertible debenture are not entitled to receive definitive senior convertible debentures and are not considered to be the owners or holders of any senior convertible debentures under the global senior convertible debenture. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global senior convertible debenture desires to take any action that DTC, as the holder of the global senior convertible debenture, is entitled to take, DTC would authorize the participants to take the action, and that participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in the global senior convertible debenture will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream.

          We will make payments of the principal, premium, if any, and interest on the senior convertible debentures represented by the global senior convertible debenture registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global senior convertible debenture.

          We expect that DTC or its nominee, upon receipt of any payment of principal, premium or interest in respect of the global senior convertible debenture, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global senior convertible debenture as shown on the records of DTC or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in the global senior convertible debenture held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers registered in the names of nominees for these customers. The payments, however, will be the responsibility of the participants and indirect participants, and neither we, the trustee nor any paying agent or conversion agent will have any responsibility or liability for:

          o any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global senior convertible debenture;

          o maintaining, supervising or reviewing any records relating to the beneficial ownership interests;

          o any other aspect of the relationship between DTC and its participants; or

          o the relationship between the participants and indirect participants and the owners of beneficial interests in the global senior convertible debenture.

          Unless and until it is exchanged in whole or in part for definitive senior convertible debentures, the global senior convertible debenture may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

          We believe participants in DTC will effect transfers with other participants in the ordinary way in accordance with DTC rules and will settle transfers in same-day funds. We believe participants in Euroclear and Clearstream will effect transfers with other participants in the ordinary way in accordance with the rules and operating procedures of Euroclear and Clearstream, as applicable. If a holder requires physical delivery of a definitive senior convertible debenture for any reason, including to sell senior convertible debentures to persons in jurisdictions which require physical delivery or to pledge senior convertible debentures, the holder must transfer its interest in the global senior convertible debenture in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

          Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, these cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global senior convertible debenture in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

          Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global senior convertible debenture from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and the credit of any transactions interests in the global senior convertible debenture settled during the processing day will be reported to the relevant Euroclear or Clearstream participant on that day. Cash received by Euroclear or Clearstream as a result of sales of interests in the global senior convertible debenture by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

          We expect that DTC will take any action permitted to be taken by a holder of senior convertible debentures (including the presentation of senior convertible debentures for exchange as described below) only at the direction of one or more participants to whose accounts at DTC interests in the global senior convertible debenture are credited and only in respect of the portion of the aggregate principal amount of the senior convertible debentures as to which the participant or participants has or have given direction. However, if there is an event of default under the senior convertible debentures, DTC will exchange the global senior convertible debenture for definitive debentures, which it will distribute to its participants. These definitive debentures are subject to certain restrictions on registration of transfers and will bear appropriate legends restricting their transfer.

          Although we expect that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in the global senior convertible debenture among participants of DTC, Euroclear, and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the trustee have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

          If DTC is at any time unwilling or unable to continue as a depositary for the global senior convertible debenture or ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days, we will issue definitive senior convertible debentures in exchange for the global senior convertible debenture. The definitive senior convertible debentures will be subject to certain restrictions on registration of transfers and will bear appropriate legends concerning these restrictions.

Registration Rights

          On April 24, 2001, we entered into a registration rights agreement with the initial purchasers for the benefit of the holders of the senior convertible debentures and the common stock issuable upon the conversion of the senior convertible debentures. Pursuant to the registration rights agreement, we filed with the SEC a shelf registration statement of which this prospectus is a part to cover resales of the senior convertible debentures and the shares of common stock issuable upon the conversion thereof by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

          We agreed pursuant to the registration rights agreement to use our best efforts to cause the registration statement to which this prospectus relates to become effective as promptly as is practicable and to keep the registration statement effective until the earliest of:

          o two years after the last date of original issuance of any of the senior convertible debentures;

          o the date when the holders of the senior convertible debentures and the common shares issuable upon conversion of the senior convertible debentures are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act; or

          o the date when all of the senior convertible debentures and common shares into which the senior convertible debentures are convertible that are owned by the holders who complete and deliver in a timely manner the selling security holder election and questionnaire described in the offering memorandum associated with the senior convertible debentures are registered under the shelf registration statement and sold in accordance with it.

          The registration rights agreement provides that we may suspend the use of this prospectus in connection with sales of senior convertible debentures and common shares issuable upon conversion of the senior convertible debentures by holders for a period not to exceed an aggregate of 45 days in any 90 day period, under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. In certain circumstances involving pending material business transactions, we may extend such a suspension period to up to 60 days. The total of all suspension periods may not exceed 120 days in any 360-day period. We will bear the expenses of preparing and filing the registration statement and all post-effective amendments.

          A holder who elects to sell any securities pursuant to the shelf registration statement:

          o    will be required to be named as selling securityholder;

          o    will be required to deliver a prospectus to purchasers;

          o will be subject to the civil liability provisions under the Securities Act in connection with any sales; and

          o will be bound by the provisions of the registration rights agreement which are applicable, including indemnification obligations.

          We refer to the senior convertible debentures and the common stock issuable on conversion of the senior convertible debentures as "registrable securities." Promptly upon request from any holder of registrable securities, we will provide a form of notice and questionnaire to be completed and delivered by that holder to us before any intended distribution of registrable securities under the shelf registration statement. If we receive from a holder of registrable securities a completed questionnaire, together with such other information as may be reasonably requested by us, after the effectiveness of the shelf registration statement, we will file an amendment to the shelf registration statement or supplement to the related prospectus to permit the holder to deliver a prospectus to purchasers of registrable securities. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling securityholder in the prospectus and therefore will not be permitted to sell any registrable securities under the shelf registration statement.



                          DESCRIPTION OF CAPITAL STOCK

          Our authorized capital stock currently consists of 180,000,000 common shares and 500,000 preferred shares, each class of shares having a $1.00 par value per share. Of the preferred shares, 1,000 shares have been designated Series A Junior Participating Preferred Shares. Each of our common shares has the same relative rights and is identical in all respects with every other common share. First American Trust Company is the transfer agent and registrar for our common shares.

Voting rights

          Each shareholder is entitled to one vote for each share of common stock held. Each Series A Junior Participating Preferred Share would entitle its holder to 100,000 votes on all matters submitted to a vote of our shareholders. Shareholders are entitled to vote on all matters requiring shareholder approval under California law and our restated articles of incorporation and bylaws, including the election of members of the board of directors. At each annual meeting of our shareholders, the entire board of directors is put up for election by the shareholders.

          Shareholders may "cumulate" their votes in elections for directors, which means that each shareholder has a number of votes equal to the number of shares owned, multiplied by the number of directors to be elected (currently
13), and the shareholder may cumulate such votes for a single candidate, or distribute such votes among as many candidates as such shareholder deems appropriate.

Dividends

          We pay dividends out of statutory surplus or from net profits if, as and when declared by our board of directors. If we issue preferred shares, the holders of the preferred shares may have a priority over the holders of the common shares with respect to dividends.

Liquidation

          If we are liquidated or dissolved, holders of common shares are entitled to receive all of our assets which remain after our debts and liabilities are paid. If we issue preferred shares, the holders of our preferred shares may have a priority over the holders of common shares in the event of our liquidation or dissolution. As of the date of this prospectus, we have not issued any preferred shares.

Preemptive rights; redemption; non-accessibility

          Our common shares have no preemptive rights. This means that our shareholders do not have a right to buy their proportional share of any additional shares we issue. There are no provisions for redemption, conversion rights, sinking funds, or liability for further calls or assessments on our common shares. This means that we cannot ask you for more money for your shares, we cannot force you to sell your shares back to us (absent a separate agreement to do so) and your shares cannot be exchanged for a different security. It also means that we do not set aside any money to buy your shares from you.

Amendments to articles of incorporation or bylaws

          Our restated articles of incorporation do not specify the approvals necessary to adopt amendments to the articles. Therefore, under the California General Corporation Law, except for certain amendments as prescribed therein for which the approval of the board of directors alone is required, any amendment to our restated articles of incorporation must be approved by the holders of a majority of our outstanding common shares.

Rights to purchase preferred shares

          Each of our common shares has attached to it a right which, subject to the terms and conditions of the rights agreement between First American and Wilmington Trust Company, dated October 23, 1997, entitles the holder to purchase a fraction of a Series A Junior Participating Preferred Share upon the occurrence of certain change of control events which are defined in the rights agreement. As of the date of this prospectus, such rights are not exercisable. See Description of the Stock and the description of Rights to Purchase Series A Junior Participating Preferred Shares contained in our Registration Statement on Form 8-A, dated November 7, 1997, and incorporated by reference herein.


                             SELLING SECURITYHOLDERS

          The senior convertible debentures were originally purchased from First American on April 24, 2001. The initial purchasers of the senior convertible debentures have advised First American that the senior convertible debentures were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers," defined in Rule 144A of the Securities Act and to buyers outside the United States in accordance with Regulation S under the Securities Act. These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the senior convertible debentures and/or First American common shares issuable upon conversion of the senior convertible debentures pursuant to this prospectus.

          The selling securityholders may choose to sell senior convertible debentures and/or common shares issuable upon conversion of the senior convertible debentures from time to time. See "Plan of Distribution."

          The following table sets forth:

          o the name of each selling securityholder who has provided First American with notice as of the date of this prospectus pursuant to the registration rights agreement of its intent to sell or otherwise dispose of senior convertible debentures and/or common shares issuable upon conversion of the senior convertible debentures pursuant to the registration statement;

          o the principal amount of senior convertible debentures and the number of common shares issuable upon conversion of the senior convertible debentures which it may sell from time to time pursuant to the registration statement; and

          o the amount of outstanding senior convertible debentures and common shares beneficially owned by the selling securityholder prior to the offering (assuming no conversion of the senior convertible debentures).

          No selling securityholder, and no affiliate of a selling securityholder, has held any position or office with, been employed by or otherwise has had any material relationship with First American or First American's affiliates, during the three years prior to the date of this prospectus.

          A selling securityholder may offer all or some portion of the senior convertible debentures and common shares issuable upon conversion of the senior convertible debentures. Accordingly, no estimate can be given as to the amount or percentage of senior convertible debentures or common shares that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their senior convertible debentures since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

                            Amount of Senior        Amount of Senior
                               Convertible            Convertible
 Selling Security           Debentures that         Debentures Owned      Shares that may be     Common Shares Owned
      Holder                    may be Sold        Before the Offering           Sold            Before the Offering
Acacia Life Insurance             $220,000              $220,000                 7,857                    0
Company

Aftra Health Fund                 $285,000              $285,000                10,178                    0

AIG/National Union Fire           $600,000              $600,000                21,428                    0
Insurance

Alpine Associates               $4,350,000            $4,350,000               155,357                    0

Alpine Partners, L.P.             $650,000              $650,000                23,214                    0

American Country                  $400,000              $400,000                14,285                    0
Insurance Company

American Fidelity                 $150,000              $150,000                 5,357                    0
Assurance Company

American Founders Life            $250,000              $250,000                 8,928                    0
Insurance Company

                            Amount of Senior        Amount of Senior
                               Convertible            Convertible
 Selling Security           Debentures that         Debentures Owned      Shares that may be     Common Shares Owned
      Holder                    may be Sold        Before the Offering           Sold            Before the Offering
American Motorist                 $575,000              $575,000                20,535                    0
Insurance Company

American Pioneer Life              $80,000               $80,000                 2,857                    0
Insurance Co. of New York

American Progressive               $80,000               $80,000                 2,857                    0
Life and Health
Insurance Company of
New York

American Public Entity             $80,000               $80,000                 2,857                    0
Excess Pool

Amerisure Companies /             $300,000              $300,000                10,714                    0
Michigan Mutual
Insurance Company

Ameritas Life Insurance           $450,000              $450,000                16,071                    0
Company

Amwest Surety Insurance           $370,000              $370,000                13,214                    0
Company

Arbitex Master Fund,            $6,775,000            $6,775,000               241,964                    0
L.P.

Arkansas PERS                   $1,150,000            $1,150,000                41,071                    0

Baltimore Life Insurance          $300,000              $300,000                10,714                    0

Banc of America                 $7,430,000            $7,430,000               265,357                    0
Securities LLC

Bankers Trust Company           $5,250,000            $5,250,000               187,500                    0
Trustee for
DaimlerChrysler Corp
Emp.#1 Pension Plan Dtd
4/1/89

Bay County PERS                   $155,000              $155,000                 5,535                    0

BayState Health System,            $15,000               $15,000                   535                    0
Inc.


                            Amount of Senior        Amount of Senior
                               Convertible            Convertible
 Selling Security           Debentures that         Debentures Owned      Shares that may be     Common Shares Owned
      Holder                    may be Sold        Before the Offering           Sold            Before the Offering
BCS Life Insurance                $600,000              $600,000                21,428                    0
Company

Bear, Stearns & Co.             $3,000,000            $3,000,000               107,142                    0
INC.

Blue Cross Blue Shield            $750,000              $750,000                26,785                    0
of Florida

Boilermakers Blacksmith         $1,575,000            $1,575,000                56,250                    0
Pension Trust

British Virgin Island              $54,000               $54,000                 1,928                    0
Social Security Board

Buckeye State Mutual               $25,000               $25,000                   892                    0
Insurance Co.

CapitalCare, Inc.                  $35,000               $35,000                 1,250                    0

CareFirst of Maryland,            $150,000              $150,000                 5,357                    0
Inc.

Catholic Mutual Relief            $700,000              $700,000                25,000                    0
Society of America

Catholic Mutual Relief            $300,000              $300,000                10,714                    0
Society of America
Retirement Plan and
Trust

Catholic Relief                   $550,000              $550,000                19,642                    0
Insurance Company of
America

Celina Mutual Insurance            $20,000               $20,000                   714                    0
Company

Central States Health             $260,000              $260,000                 9,285                    0
and Life Company of
Omaha

Chicago Mutual                     $70,000               $70,000                 2,500                    0
Insurance Company

                            Amount of Senior        Amount of Senior
                               Convertible            Convertible
 Selling Security           Debentures that         Debentures Owned      Shares that may be     Common Shares Owned
      Holder                    may be Sold        Before the Offering           Sold            Before the Offering
Chrysler Insurance              $2,000,000            $2,000,000                71,428                    0
Company

City of Birmingham                $750,000              $750,000                26,785                    0
Retirement & Relief
System

Clinton Riverside               $7,025,000            $7,025,000               250,892                    0
Convertible Portfolio
Limited

Colonial Life Insurance            $45,000               $45,000                 1,607                    0
Company of Texas

Colonial Lloyd                     $15,000               $15,000                   535                    0
Insurance Company

Commonwealth                      $180,000              $180,000                 6,428                    0
Dealers--CDLIC

Concord Life Insurance            $180,000              $180,000                 6,428                    0
Company

Condor Insurance Company          $160,000              $160,000                 5,714                    0

CSA Fraternal Life                $130,000              $130,000                 4,642                    0
Insurance Company

CSFB Convertible &              $2,500,000            $2,500,000                89,285                    0
Quantitative Strategies

Cumberland Insurance              $100,000              $100,000                 3,571                    0
Company

Cumberland Mutual Fire            $400,000              $400,000                14,285                    0
Insurance Company

Dakota Truck                       $25,000               $25,000                   892                    0
Underwriters

Delaware PERS                   $1,725,000            $1,725,000                61,607                    0

DLB High Yield Fund                $40,000               $40,000                 1,428                    0

                            Amount of Senior        Amount of Senior
                               Convertible            Convertible
 Selling Security           Debentures that         Debentures Owned      Shares that may be     Common Shares Owned
      Holder                    may be Sold        Before the Offering           Sold            Before the Offering
Dorinco Reinsurance               $800,000              $800,000                28,571                    0
Company

Educators Mutual Life             $230,000              $230,000                 8,214                    0
Insurance Company

F.R. Convt. Sec. Fn.              $300,000              $300,000                10,714                    0

Farmers Home Mutual               $450,000              $450,000                16,071                    0
Insurance Company

Farmers Mutual                    $130,000              $130,000                 4,642                    0
Protective Association
of Texas

Federated Rural                   $450,000              $450,000                16,071                    0
Electric Insurance
Exchange

First Dakota Indemnity             $15,000               $15,000                   535                    0
Company

First Mercury Insurance           $600,000              $600,000                21,428                    0
Company

Founders Insurance                 $40,000               $40,000                 1,428                    0
Company

Franklin and Marshall             $220,000              $220,000                 7,857                    0
College

FreeState Health Plan,             $45,000               $45,000                 1,607                    0
Inc.

Genessee County                   $275,000              $275,000                 9,821                    0
Employees' Retirement
System

Global Bermuda Limited          $1,000,000            $1,000,000                35,714                    0
Partnership

Goldman Sachs and                 $500,000              $500,000                17,857                    0
Company

Goodville Mutual                   $50,000               $50,000                 1,785                    0
Casualty Company

                            Amount of Senior        Amount of Senior
                               Convertible            Convertible
 Selling Security           Debentures that         Debentures Owned      Shares that may be     Common Shares Owned
      Holder                    may be Sold        Before the Offering           Sold            Before the Offering
Grain Dealers Mutual              $170,000              $170,000                 6,071                    0
Insurance

Green Tree Perpetual              $250,000              $250,000                 8,928                    0
Assurance Company

Group Hospitalization             $175,000              $175,000                 6,250                    0
and Medical Services,
Inc.

Guarantee Trust Life            $1,000,000            $1,000,000                35,714                    0
Insurance Company

Guaranty Income Life              $400,000              $400,000                14,285                    0
Insurance Company

Gulf Investment                   $350,000              $350,000                12,500                    0
Corporation

Hannover Life                     $400,000              $400,000                14,285                    0
Reassurance Company of
America

HealthNow New York, Inc.          $100,000              $100,000                 3,571                    0

HFR Master Fund LTD               $200,000              $200,000                 7,142                    0

Highbridge                      $4,000,000            $4,000,000               142,857                    0
International LLC

Holy Family Society               $100,000              $100,000                 3,571                    0

ICI American Holdings             $650,000              $650,000                23,214                    0
Trust

Independence Blue Cross           $115,000              $115,000                 4,107                    0

Indiana Lumbermens                $450,000              $450,000                16,071                    0
Mutual Insurance Company

Integrity Mutual                  $300,000              $300,000                10,714                    0

                            Amount of Senior        Amount of Senior
                               Convertible            Convertible
 Selling Security           Debentures that         Debentures Owned      Shares that may be     Common Shares Owned
      Holder                    may be Sold        Before the Offering           Sold            Before the Offering
Insurance Company

ISBA Mutual Insurance             $210,000              $210,000                 7,500                    0
Company

Jackson County                    $150,000              $150,000                 5,357                    0
Employees' Retirement
System

JMG Capital Partners, LP          $500,000              $500,000                17,857                    0

Kanawha Insurance               $1,000,000            $1,000,000                35,714                    0
Company

Kerr-McGee Corporation            $400,000              $400,000                14,285                    0

Lakeshore International         $2,000,000            $2,000,000                71,428                    0
Ltd.

Landesbank                      $1,000,000            $1,000,000                35,714                    0
Schleswig-Holstein
International S.A.

Landmark Life Insurance            $60,000               $60,000                 2,142                    0
Company

Lebanon Mutual                    $140,000              $140,000                 5,000                    0
Insurance Company

Lincoln Memorial Life             $225,000              $225,000                 8,035                    0
Insurance Company

Lions Club                        $200,000              $200,000                 7,142                    0
International Foundation

Local Initiatives                  $60,000               $60,000                 2,142                    0
Support Corporation

Loyal Christian Benefit            $70,000               $70,000                 2,500                    0
Association

Lutheran Brotherhood            $1,000,000            $1,000,000                35,714                    0

Lyxor Master Fund               $5,000,000            $5,000,000               178,571                    0

                            Amount of Senior        Amount of Senior
                               Convertible            Convertible
 Selling Security           Debentures that         Debentures Owned      Shares that may be     Common Shares Owned
      Holder                    may be Sold        Before the Offering           Sold            Before the Offering
Macomb County                     $350,000              $350,000                12,500                    0
Employees' Retirement
System

Mainstay Convertible            $4,115,000            $4,115,000               146,964                    0
Fund

Mainstay VP Convertible         $1,045,000            $1,045,000                37,321                    0
Portfolio

Marquette Indemnity and            $60,000               $60,000                 2,142                    0
Life Insurance Company

Massachusetts Mutual            $1,300,000            $1,300,000                46,428                    0
Life Insurance Company

MassMutual Asia Limited            $15,000               $15,000                   535                    0

MassMutual Corporate              $220,000              $220,000                 7,857                    0
Investors

MassMutual Diversified             $15,000               $15,000                   535                    0
Bond Fund

MassMutual High Yield             $775,000              $775,000                27,678                    0
Partners II LLC

MassMutual                        $120,000              $120,000                 4,285                    0
Participation Investors

Medico Life Insurance             $800,000              $800,000                28,571                    0
Company

MEDMARC Insurance                 $600,000              $600,000                21,428                    0
Company

Merrill Lynch Insurance           $284,000              $284,000                10,142                    0
Group

Michigan Mutual                   $850,000              $850,000                30,357                    0
Insurance Company

                            Amount of Senior        Amount of Senior
                               Convertible            Convertible
 Selling Security           Debentures that         Debentures Owned      Shares that may be     Common Shares Owned
      Holder                    may be Sold        Before the Offering           Sold            Before the Offering
Michigan Professional             $100,000              $100,000                 3,571                    0
Insurance Exchange

Mid America Life                   $60,000               $60,000                 2,142                    0
Insurance Company

Middle Cities Risk                $200,000              $200,000                 7,142                    0
Management Trust

Midwest Security Life             $260,000              $260,000                 9,285                    0

Morgan Stanley Dean             $2,000,000            $2,000,000                71,428                    0
Witter Convertible
Securities Trust

Mutual Protective               $1,000,000            $1,000,000                35,714                    0
Insurance Company

Nabisco Holdings                   $34,000               $34,000                 1,214                    0

Nashville Electric                $125,000              $125,000                 4,464                    0
Service

National Mutual                    $30,000               $30,000                 1,071                    0
Insurance Company

NCMIC                             $500,000              $500,000                17,857                    0

New Era Life Insurance            $270,000              $270,000                 9,642                    0
Company

New York Life Insurance         $1,200,000            $1,200,000                42,857                    0
and Annuity Corporation

New York Life Insurance         $3,300,000            $3,300,000               117,857                    0
Company

New York Life Separate            $555,000              $555,000                19,821                    0
Account # 7

NORCAL Mutual Insurance           $225,000              $225,000                 8,035                    0
Company

Oak Casualty                       $40,000               $40,000                 1,428                    0

                            Amount of Senior        Amount of Senior
                               Convertible            Convertible
 Selling Security           Debentures that         Debentures Owned      Shares that may be     Common Shares Owned
      Holder                    may be Sold        Before the Offering           Sold            Before the Offering
Insurance Company

Ohio Bureau of Workers            $149,000              $149,000                 5,321                    0
Compensation

Ondeo Nalco                       $200,000              $200,000                 7,142                    0

Penn  Treaty Network              $275,000              $275,000                 9,821                    0
America Insurance
Company

Phico Insurance Company           $600,000              $600,000                21,428                    0

Physicians Mutual                 $600,000              $600,000                21,428                    0
Insurance Company

Physicians' Reciprocal          $1,000,000            $1,000,000                35,714                    0
Insurers Account #7

Pioneer Insurance                  $90,000               $90,000                 3,214                    0
Company

Premera Blue Cross              $1,600,000            $1,600,000                57,142                    0

R.J.R. Reynolds                   $102,000              $102,000                 3,642                    0

Republic Mutual                    $15,000               $15,000                   535                    0
Insurance Company

Shell Pension Trust               $217,000              $217,000                 7,750                    0

Southern Farm Bureau              $600,000              $600,000                21,428                    0
Life Insurance

Southern Farm Bureau              $750,000              $750,000                26,785                    0
Life Insurance Company

Standard Mutual                   $250,000              $250,000                 8,928                    0
Insurance Company

Starvest Combined                 $655,000              $655,000                23,392                    0
Portfolio

Starvest Managed                   $60,000               $60,000                 2,142                    0

                            Amount of Senior        Amount of Senior
                               Convertible            Convertible
 Selling Security           Debentures that         Debentures Owned      Shares that may be     Common Shares Owned
      Holder                    may be Sold        Before the Offering           Sold            Before the Offering
Portfolio

State National                    $100,000              $100,000                 3,571                    0
Insurance Company

State of Florida                $1,575,000            $1,575,000                56,250                    0
Division Treasury

State of Florida,               $2,000,000            $2,000,000                71,428                    0
Office of the Treasurer

State of Oregon/Equity          $5,625,000            $5,625,000               200,892                    0

State Street Bank               $1,655,000            $1,655,000                59,107                    0
Custodian for GE
Pension Trust

Syngenta AG                       $300,000              $300,000                10,714                    0

Texas Builders                    $130,000              $130,000                 4,642                    0
Insurance Company

Texas Hospital                     $25,000               $25,000                   892                    0
Insurance Exchange

The Brakle Foundation             $135,000              $135,000                 4,821                    0

The Cockrell Foundation            $75,000               $75,000                 2,678                    0

The Northwestern Mutual         $3,750,000            $3,750,000               133,928                    0
Life Insurance Company

The Northwestern Mutual           $250,000              $250,000                 8,928                    0
Life Insurance Company
Group Annuity Separate
Account

Transguard Insurance              $900,000              $900,000                32,142                    0
Company of America, Inc.

Tuscarora Wayne Mutual             $90,000               $90,000                 3,214                    0
Insurance

                            Amount of Senior        Amount of Senior
                               Convertible            Convertible
 Selling Security           Debentures that         Debentures Owned      Shares that may be     Common Shares Owned
      Holder                    may be Sold        Before the Offering           Sold            Before the Offering
Company

UBS O'Connor LLC F/B/O            $500,000              $500,000                17,857                    0
O'Connor Global
Convertible Portfolio

UBS O'Connor LLC F/B/O/         $3,000,000            $3,000,000               107,142                    0
UBS Global equity
Artibrage Master LTD.

United National                   $700,000              $700,000                25,000                    0
Insurance Company

Vesta-Inex Insurance              $500,000              $500,000                17,857                    0
Exchange IASA

Victory Capital                    $75,000               $75,000                 2,678                    0
Management as
Investment Manager for
Health Foundation of
Greater Cincinnati

Victory Capital                   $645,000              $645,000                23,035                    0
Management as Agent for
the Charitable
Convertible Securities
Fund

Victory Capital                   $105,000              $105,000                 3,750                    0
Management as Agent for
the Charitable Income
Fund

Victory Capital                   $670,000              $670,000                23,928                    0
Management as Agent for
the EB Convertible
Securities Fund

Victory Capital                    $35,000               $35,000                 1,250                    0
Management as Agent for
the Field Foundation of

                            Amount of Senior        Amount of Senior
                               Convertible            Convertible
 Selling Security           Debentures that         Debentures Owned      Shares that may be     Common Shares Owned
      Holder                    may be Sold        Before the Offering           Sold            Before the Offering
Illinois

Victory Capital                    $35,000               $35,000                 1,250                    0
Management as Agent for
the GenCorp Foundation

Victory Capital                   $110,000              $110,000                 3,928                    0
Management as Agent for
the Key Trust
Convertible Securities
Fund

Victory Capital                   $160,000              $160,000                 5,714                    0
Management as Agent for
the Key Trust Fixed
Income Fund

Victory Capital                   $170,000              $170,000                 6,071                    0
Management as Agent for
the Parker/Key
Convertible

Victory Capital                    $40,000               $40,000                 1,428                    0
Management as Agent for
the Union Security Life
Insurance Co

Victory Capital                   $575,000              $575,000                20,535                    0
Management as Agent for
the Victory Convertible
Securities Fdn

Victory Capital                    $65,000               $65,000                 2,321                    0
Management as Agent for
the Victory Invest
Quality Bond

Victory Capital                   $325,000              $325,000                11,607                    0
Management as
Investment Manager for
Potlatch

                            Amount of Senior        Amount of Senior
                               Convertible            Convertible
 Selling Security           Debentures that         Debentures Owned      Shares that may be     Common Shares Owned
      Holder                    may be Sold        Before the Offering           Sold            Before the Offering
Victory Capital                   $465,000              $465,000                16,607                    0
Management as
Investment Manager for
the California State
Auto Assoc
Inter-Insurance

Victory Capital                    $75,000               $75,000                 2,678                    0
Management as
Investment Manager for
the California State
Auto Assoc Retirement
Pension Plan

Victory Capital                   $700,000              $700,000                25,000                    0
Management as
Investment Manager for
the JC Penney Life
Insurance Co.

West Virginia Fire                 $10,000               $10,000                   357                    0
Insurance Company

Western Home Insurance            $190,000              $190,000                 6,785                    0
Company

Westward Life Insurance           $160,000              $160,000                 5,714                    0
Company

White River Securities          $3,000,000            $3,000,000               107,142                    0
L.L.C.

Wisconsin Lawyers                 $200,000              $200,000                 7,142                    0
Mutual Insurance Company

Wisconsin Mutual                  $150,000              $150,000                 5,357                    0
Insurance Company

World Insurance Company           $500,000              $500,000                17,857                    0

Zazove Convertible              $1,000,000            $1,000,000                35,714                    0
Securities Fund Inc.

Zeneca Holdings Trust             $430,000              $430,000                15,357                    0

                            Amount of Senior        Amount of Senior
                               Convertible            Convertible
 Selling Security           Debentures that         Debentures Owned      Shares that may be     Common Shares Owned
      Holder                    may be Sold        Before the Offering           Sold            Before the Offering
Zurich Institutional            $1,000,000            $1,000,000                35,714                    0
Benchmarks Master Fund
LTD

* This prospectus may also be used by the donees and pledgees of each named selling securityholder after the date of this prospectus.


                              PLAN OF DISTRIBUTION

          First American is registering the senior convertible debentures and the common shares issuable upon conversion of the senior convertible debentures to permit public secondary trading of such securities by the holders from time to time after the date of this prospectus. First American has agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the senior convertible debentures and the common shares issuable upon conversion of the senior convertible debentures covered by this prospectus.

          First American will not receive any of the proceeds from the offering of the senior convertible debentures or the common shares issuable upon conversion of the senior convertible debentures by the selling securityholders. The senior convertible debentures and common shares issuable upon conversion of the senior convertible debentures may be sold from time to time directly by any selling securityholder or, alternatively, through underwriters, broker-dealers or agents. If senior convertible debentures or common shares issuable upon conversion of the senior convertible debentures are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agents' commissions.

          The senior convertible debentures or common shares issuable upon conversion of the senior convertible debentures may be sold:

          o    in one or more transactions at fixed prices;

          o    at prevailing market prices at the time of sale;

          o    at varying prices determined at the time of sale; or

          o    at negotiated prices.

          Such sales may be effected in transactions (which may involve crosses or block transactions):

          o on any national securities exchange or quotation service on which the senior convertible debentures or common shares issuable upon conversion of the senior convertible debentures may be listed or quoted at the time of sale;

          o    in the over-the-counter market;

          o in transactions otherwise than on such exchanges or services or in the over-the-counter market;

          o    through the writing of options; or

          o    through other types of transactions.

          In connection with sales of the senior convertible debentures or common shares issuable upon conversion of the senior convertible debentures or otherwise, any selling securityholder may:

          o enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the senior convertible debentures or common shares issuable upon conversion of the senior convertible debentures in the course of hedging the positions they assume;

          o sell short and deliver senior convertible debentures or common shares issuable upon conversion of the senior convertible debentures to close out such short positions; or

          o loan or pledge senior convertible debentures or common shares issuable upon conversion of the senior convertible debentures to broker-dealers that in turn may sell such securities.

          Our common shares are publicly traded on the New York Stock Exchange. The senior convertible debentures are a new issue of securities for which there is currently no trading market. Although the senior convertible debentures have been declared eligible for trading in the PORTAL market, any convertible senior debentures sold under this prospectus will no longer trade in the PORTAL market. We cannot predict whether an active trading market for the senior convertible debentures will develop or be sustained. If an active market for the senior convertible debentures fails to develop or be sustained, the trading price of the senior convertible debentures could fall. If an active trading market were to develop, the senior convertible debentures could trade at prices that may be lower than the inital offering price. See "Risk Factors - You may not be able to sell your senior convertible debentures."

          The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the senior convertible debentures or the common shares issuable upon conversion of the senior convertible debentures may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profits realized by the selling securityholders on the resales of the senior convertible debentures or the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

          In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption rather than pursuant to this prospectus. There is no assurance that any selling securityholder will sell any or all of the senior convertible debentures or common shares issuable upon conversion of the senior convertible debentures described herein, and any selling securityholder may transfer, devise or gift such securities by other means not described herein.

          We originally sold the senior convertible debentures to the initial purchasers on April 24, 2001 in a private placement. We agreed to indemnify and hold the initial purchasers of the senior convertible debentures harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the senior convertible debentures by their initial purchasers. The registration rights agreement provides for us and the selling securityholders to indemnify each other against certain liabilities arising under the Securities Act.


                              ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under the shelf registration process, the selling securityholders may offer from time to time any combination of the securities described in this prospectus, either separately or in units. This prospectus provides only a general description of those securities. It is important for you to analyze the information in this prospectus and the additional information described under "Documents Incorporated by Reference" below.

          We file annual, quarterly and current reports, proxy statements and other information and documents with the SEC. You may read and copy, upon payment of a fee set by the SEC, any document that we file with the SEC at any of its public reference rooms in the following locations:

450 Fifth Street, N.W.      Seven World Trade Center     Citicorp Center
Washington, D.C.  20549     13th Floor, Suite 1300       500 West Madison Street
                            New York, NY  10048          14th Floor, Suite 1400
                                                         Chicago, IL  60661

          You may also call the SEC at 1-800-432-0330 for more information on the public reference rooms. Our filings are also available to the public on the Internet through the SEC's EDGAR database. You may access the EDGAR database at the SEC's website.

          This prospectus is one part of a registration statement filed on Form S-3 with the SEC under the Securities Act of 1933, as amended. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information concerning our company, the senior convertible debentures and the common shares, you should read the entire registration statement. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

          You should rely only on information provided in this prospectus, the information incorporated by reference and the other parts of the registration statement. We have not authorized any person to disseminate any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by our company. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus, nor any sale hereunder or thereunder, shall, under any circumstances, create any implication that there has been no change in our affairs or business since the date of this prospectus or that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information.

          Unless the context requires otherwise, whenever a reference is made in this prospectus to the "company" or to "us," "we" or "our," such reference is to The First American Corporation only and not its subsidiaries.

                       DOCUMENTS INCORPORATED BY REFERENCE

          The SEC allows us to "incorporate by reference" certain information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important business and financial information about our company, including information concerning its financial performance.

          We incorporate by reference the following documents into this prospectus:

          o annual report on Form 10-K for the fiscal year ended December 31, 2000;

          o quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001;

          o current reports on Form 8-K filed with the SEC on April 11, 2001, April 16, 2001, May 7, 2001, May 8, 2001, May 10, 2001 and May
               17, 2001;

          o the description of our common shares, $1.00 par value, contained in our registration statement on Form 8-A, dated November 19, 1993, which registers the shares under Section 12(b) of the Exchange Act; and

          o the description of rights to purchase Series A Junior Participating Preferred Shares, which may be transferred with our common shares, contained in our registration statement on Form 8-A, dated November 7, 1997, which registers the rights under
               Section 12(b) of the Exchange Act.

          We also incorporate by reference into this prospectus all of our filings with the SEC made pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of any offering made pursuant to this prospectus. Information in this prospectus and incorporated by reference is only current as of the date it is made. Information in documents that we subsequently file with the SEC will automatically update and supersede any previously disclosed information.

          You may obtain a copy of our SEC filings at no cost by writing to us at The First American Corporation, 1 First American Way, Santa Ana, California 92707-5913, Attention: Mark R Arnesen, Esq., Secretary, or by telephoning us at
(714) 800-3000.

          SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus and the documents incorporated by reference contain "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements are based on our management's estimates and assumptions and take into account only the information available at the time the forward-looking statements are made. Although we believe these estimates and assumptions are and will be reasonable, forward-looking statements involve risks, uncertainties and other factors that could cause our actual results to differ materially from those suggested in the forward-looking statements.

          Our actual results, performance or achievement could differ materially from those expressed in, or implied by, forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of our operations and financial condition. The forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

          The words "anticipates," "estimates," "prospects," "forecasts," "goals," "believes," "expects," "intends," and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to numerous risks and uncertainties. These risks, uncertainties and factors include, among other things:

          o general volatility of the capital markets and the market price of our common shares;

          o changes in the real estate market, interest rates or the general economy;

          o our ability to identify and complete acquisitions and successfully integrate businesses we acquire;

          o changes in government regulations that are applicable to our regulated businesses;

          o    the degree and nature of our competition;

          o    an increase in our expenses;

          o    continued consolidation among our competitors and customers;

          o technological changes may be more difficult or expensive than anticipated;

          o legal proceedings commenced by the California attorney general and related litigation; or

          o other factors described in our annual report on Form 10-K for the fiscal year ended December 31, 2000.


                                  LEGAL MATTERS

          Certain legal matters with respect to the legality of the sale and issuance of the securities offered hereby will be passed upon for First American by White & Case LLP, 633 West Fifth Street, Los Angeles, California 90071.

                                     EXPERTS

          The consolidated financial statements of The First American Corporation appearing in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000 have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 *    *    *

 ==================================     ================================

                                                      THE
                                                 FIRST AMERICAN
                                                  CORPORATION


      o We  have   not   authorized
        anyone   to  give  you  any
        information   that  differs      $210,000,000 Senior Convertible
        from  the   information  in           Debentures Due 2008
        this  prospectus.   If  you
        receive    any    different         7,500,000 Common Shares
        information,   you   should         (subject to adjustment)
        not rely on it.

      o The    delivery   of   this
        prospectus    shall    not,          [First American Logo]
        under  any   circumstances,
        create an implication  that
        THE     FIRST      AMERICAN
        CORPORATION   is  operating
        under  the same  conditions
        that   it   was   operating
        under  on the  date of this
        prospectus.  Do not  assume
        that    the     information          ----------------------
        contained      in      this
        prospectus  is  correct  at                PROSPECTUS
        any  time   past  the  date
        indicated.                           ----------------------

      o This  prospectus  does  not
        constitute   an   offer  to
        sell,  or the  solicitation
        of an  offer  to  buy,  any
        securities  other  than the
        securities   to   which  it
        relates.

      o This  prospectus  does  not
        constitute   an   offer  to
        sell,  or the  solicitation
        of an  offer  to  buy,  the
        securities   to   which  it
        relates        in       any
        circumstances in which such
        offer  or  solicitation  is
        unlawful.

                                               DATED      , 2001

 ==================================     ================================

                                     PART II

                     Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution.

         The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated to be as follows:

Securities and Exchange Commission registration fee.................$ 52,500
Trustee's fees......................................................$ 15,000*
Accounting fees and expenses........................................$ 10,000*
Legal fees and expenses.............................................$ 25,000*
Printing expenses...................................................$ 10,000*
Miscellaneous.......................................................$  5,000*
Total...............................................................$117,500*
---------

*    Estimated.

Item 15.   Indemnification of Directors and Officers.

         Subject to certain limitations, Section 317 of the California Corporations Code provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent (which term includes officers and directors) of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

         The California indemnification statute, as provided in Section 317 of the California Corporations Code (noted above), is nonexclusive and allows a corporation to expand the scope of indemnification provided, whether by provisions in its Bylaws or by agreement, to the extent authorized in the corporation's articles.

         The Restated Articles of Incorporation of the Registrant provide that:
"The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law." The effect of this provision is to exculpate directors from any liability to the Registrant, or anyone claiming on the Registrant's behalf, for breaches of the directors' duty of care. However, the provision does not eliminate or limit the liability of a director for actions taken in his capacity as an officer. In addition, the provision applies only to monetary damages and is not intended to impair the rights of parties suing on behalf of the Registrant to seek equitable remedies (such as actions to enjoin or rescind a transaction involving a breach of the directors' duty of care or loyalty).

         The Bylaws of the Registrant provide that, subject to certain qualifications, "(i) The corporation shall indemnify its Officers and Directors to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the corporation is required to advance expenses to its Officers and Directors as incurred, including expenses relating to obtaining a determination that such Officers and Directors are entitled to indemnification, provided that they undertake to repay the amount advanced if it is ultimately determined that they are not entitled to indemnification; (iii) an Officer or Director may bring suit against the corporation if a claim for indemnification is not timely paid; (iv) the corporation may not retroactively amend this Section 1 in a way which is adverse to its Officers and Directors; (v) the provisions of subsections (i) through
(iv) above shall apply to all past and present Officers and Directors of the corporation." "Officer" includes the following officers of the Registrant:
Chairman of the Board, President, Vice President, Secretary, Assistant Secretary, Chief Financial Officer, Treasurer, Assistant Treasurer and such other officers as the board shall designate from time to time. "Director" of the Registrant means any person appointed to serve on the Registrant's board of directors either by its shareholders or by the remaining board members.

         Each of the Registrant's 1996 Stock Option Plan, 1997 Directors' Stock Plan, 401(k) Savings Plan, Pension Plan, Pension Restoration Plan and Employee Profit Sharing and Stock Ownership Plan (for purposes of this paragraph, each individually, the "Plan") provides that, subject to certain conditions, the Registrant may, through the purchase of insurance or otherwise, indemnify each member of the Board (or board of directors of any affiliate), each member of the committee charged with administering the Plan, and any other employees to whom any responsibility with respect to the Plan is allocated or delegated, from and against any and all claims, losses, damages, and expenses, including attorneys' fees, and any liability, including any amounts paid in settlement with the Registrant's approval, arising from the individual's action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such person.

         The Registrant's Deferred Compensation Plan (for purposes of this paragraph, the "Plan") provides that, "To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the board of directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law."

         Each of the Registrant's Management Supplemental Benefit Plan and Executive Supplemental Benefit Plan (for purposes of this paragraph, each individually, the "Plan") provides that, subject to certain conditions, the Registrant may, through the purchase of insurance or otherwise, indemnify and hold harmless, to the extent permitted by law, the members of the board of directors and any other employees to whom any responsibility with respect to the administration of the Plan has been delegated against any and all costs, expenses and liabilities (including attorneys' fees) incurred by such parties in performing their duties and responsibilities under the Plan, provided that such party or parties were not guilty of willful misconduct.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 16.   Exhibits.

Exhibit
Number   Description
------   -----------

4.1 Description of First American's capital stock in Article Six of First American's Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 of Amendment No. 1, dated July 28, 1998, to First American's Registration Statement No. 333-53681 on Form S-4).

4.2      Registration Rights Agreement dated as of April 24, 2001.

4.3      Indenture dated as of April 24, 2001.

4.4      Form of Senior Convertible Debenture (contained in Exhibit 4.3).

4.5 Rights Agreement (incorporated by reference from Exhibit 4 of First American's Registration Statement on Form 8-A dated November 7, 1997).

5        Opinion of White & Case LLP.

12       Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

23.1 Consent of PricewaterhouseCoopers LLP, independent accountants to Registrant.

23.2     Consent of White & Case LLP (contained in Exhibit 5).

24       Power of Attorney.

25 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 on Form T-1.

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

         (1) To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                  *    *    *

                                   Signatures

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Ana, State of California, on July 16, 2001.

                                       THE FIRST AMERICAN CORPORATION


                                       By:        /s/ Parker S. Kennedy
                                          --------------------------------------
                                                   Parker S. Kennedy
                                                       President
                                              (Principal Executive Officer)


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


        Date:  July 16, 2001       By: /s/ D.P. Kennedy
                                       ------------------------------------
                                       D. P. Kennedy, Chairman and Director


        Date: July 16, 2001        By: /s/ Parker S. Kennedy
                                       -------------------------------------
                                       Parker S. Kennedy, President and Director


        Date: July 16, 2001        By: /s/ Thomas A. Klemens
                                       -------------------------------------
                                       Thomas A. Klemens, Executive Vice
                                       President, Chief Financial Officer
                                       (Principal Financial Officer)


        Date: July 16, 2001        By: /s/ Max O. Valdes
                                       --------------------------------------
                                       Max O. Valdes, Vice President
                                       (Principal Accounting Officer)

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        Date: July 16, 2001        By:                                      *
                                       --------------------------------------
                                       George L. Argyros, Director


        Date: July 16, 2001        By:                                      *
                                       --------------------------------------
                                       Gary J. Beban, Director


        Date: July 16, 2001        By:                                      *
                                       --------------------------------------
                                       J. David Chatham, Director


        Date: July 16, 2001        By:
                                       --------------------------------------
                                       Hon. William G. Davis, Director


        Date: July 16, 2001        By:                                      *
                                       --------------------------------------
                                       James L. Doti, Director


        Date: July 16, 2001        By:
                                       --------------------------------------
                                       Lewis W. Douglas, Jr., Director


        Date: July 16, 2001        By:                                      *
                                       --------------------------------------
                                       Paul B. Fay, Jr., Director


        Date: July 16, 2001        By:                                      *
                                       --------------------------------------
                                       Frank E. O'Bryan, Director


        Date: July 16, 2001        By:                                      *
                                       --------------------------------------
                                       Roslyn B. Payne, Director


        Date: July 16, 2001        By:                                      *
                                       --------------------------------------
                                       D. Van Skilling, Director


        Date: July 16, 2001        By:                                      *
                                       --------------------------------------
                                       Virginia Ueberroth, Director


               *By: /s/ Parker S. Kennedy
                    --------------------------------------
                    Parker S. Kennedy
                    Attorney-in-Fact

                                  Exhibit Index

Exhibit
Number                              Description
------                              -----------

4.1 Description of First American's capital stock in Article Six of First American's Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 of Amendment No. 1, dated July 28, 1998, to First American's Registration Statement No. 333-53681 on Form S-4).

4.2                           Registration Rights Agreement dated as of April
                              24, 2001.

4.3                           Indenture dated as of April 24, 2001.

4.4                           Form of Senior Convertible Debenture (contained in
                              Exhibit 4.3).

4.5                           Rights Agreement (incorporated by reference from
                              Exhibit 4 of First American's Registration
                              Statement on Form 8-A dated November 7, 1997).

5                             Opinion of White & Case LLP.

12                            Statement Regarding Computation of Ratio of
                              Earnings to Fixed Charges.

23.1 Consent of PricewaterhouseCoopers LLP, independent accountants to Registrant.

23.2                          Consent of White & Case LLP (contained in Exhibit
                              5).

24                            Power of Attorney.

25 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 on Form T-1.